EXHIBIT 99.1

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT 06506-0901

NEWS RELEASE
November 5, 2012	Analyst Contact:	Susan Allen	203-499-2409
	Media Contact	Michael West Jr.	203-499-3858

UIL Reports Third Quarter 2012 Results and Reaffirms 2012 Consolidated Earnings Guidance

UIL Holdings Corporation (NYSE: UIL) today reported consolidated net income of $15.7 million, or $0.31 per diluted share for the third quarter of 2012, compared to $12.2 million or $0.24 per diluted share for the same period in 2011.  For the first nine months of 2012, UIL’s consolidated net income was $74.8 million, or $1.46 per diluted share, compared to $78.4 million, or $1.54 per diluted share for the same period in 2011.

“We continue our focus on short-term operations and maintenance cost controls at all our companies to mitigate the earnings impact of the record warm weather experienced earlier in 2012,” said James P. Torgerson, UIL’s president and chief executive officer.  “We are executing on our growth strategy of converting businesses and households to natural gas heat, and we are presently 55% ahead of our 2011 levels.  As of the end of October, we have converted 8,919 customers, compared to 5,740 customers for the same period in 2011, and we are on track to meet our 2012 goal of 10,200 conversions.”

 “In addition, we are pleased with the draft comprehensive energy strategy that was recently issued by Governor Dannel Malloy and the Department of Energy and Environmental Protection,” added Torgerson. “UIL has been a constant advocate for policies that reflect a strategic vision for the energy industry in Connecticut.  The draft of the strategy includes the goal of making natural gas, a lower-cost option, available to more than 250,000 additional residential customers and potentially up to 75% of businesses in Connecticut in the next seven years.  In addition to expanding the use of natural gas, the draft also includes recommendations promoting increased energy efficiency, both of which will provide significant opportunities for our company and help the State of Connecticut in terms of job creation and economic growth.”

“Lastly, over the past week, we have been dealing with the impact of Hurricane Sandy,” added Torgerson.  “The storm caused extensive damage to the electric system in UI’s service territory with approximately 250,000 customer outages.  As of this morning, approximately 97% of our customers have power.  Our employees and contractors have done a stellar job, working around the clock, on restoration efforts.”

Electric distribution, CTA & other

Earnings from the electric distribution business for the third quarter in 2012 were $18.2 million, or $0.36 per diluted share, compared to $13.1 million, or $0.26 per diluted share, for the same period in 2011. The increase in earnings for the quarter was primarily attributable to reduced operation and maintenance (O&M) expenses and to a settlement agreement relating to power procurement incentives, which was approved by the Public Utility Regulatory Authority on October 31, 2012 and resulted in increased pre-tax earnings for the quarter of $2.7 million.

For the first nine months of 2012, the electric distribution business had total earnings of $43.3 million, or $0.85 per diluted share, compared to $34.9 million, or $0.69 per diluted share, for the same period in 2011.  The increase in earnings for the first nine months of 2012 was primarily attributable to increased income from UI’s equity investment in GenConn, reduced O&M expenses and to the settlement noted above.

For the third quarter of 2012, pre-tax earnings from the equity investment in GenConn were $3.4 million, compared to pre-tax earnings of $3.5 million for the same period in 2011.  For the first nine months of 2012, pre-tax earnings from the equity investment in GenConn were $11.8 million, compared to $8.2 million for the same period in 2011.

Electric transmission

Earnings from the electric transmission business for the third quarter in 2012 were $8.2 million, or $0.16 per diluted share, compared to $7.6 million, or $0.15 per diluted share, for the same period in 2011.   For the first nine months of 2012, total transmission earnings were $23.4 million, or $0.46 per diluted share, compared to $23.2 million, or $0.46 per diluted share for the same period in 2011.  The increase in earnings for the third quarter and first nine months of 2012 was primarily attributable to income earned on an increase in rate base and an increased investment in New England East-West Solution transmission projects, partially offset by a decrease in allowance for funds used during construction.

Gas distribution

The gas distribution business incurred a loss of $7.3 million, or $0.14 per diluted share for the third quarter in 2012, compared to a loss of $6.2 million, or $0.12 per diluted share for the same period in 2011, consistent with the seasonal nature of the gas business.  The increased loss was primarily attributable to higher uncollectible expense, as well as the absence in 2012 of a non-recurring adjustment recorded in 2011 of $2.2 million, pre-tax, related to carrying charges resulting from the settlement of the rate case appeals, partially offset by higher margins associated with an increase in natural gas heating customers.

For the first nine months of 2012, earnings from the gas distribution business were $17.9 million, or $0.35 per diluted share, compared to $29.7 million, or $0.58 per diluted share for the same period in 2011. Earnings for the first nine months of 2012 were negatively impacted by lower sales volume primarily due to warmer weather in the first half of 2012 and the absence in 2012 of the non-recurring adjustment mentioned above, which was recorded in 2011.  Heating degree days for the first nine months of 2012 were 20.3% below normal and 19.7% lower compared to the same period in 2011.  The warmer temperatures in the first half of 2012 resulted in a $17.8 million decrease in gross margin in the first nine months of 2012, compared to the same period in 2011. The decrease in gross margin for the nine months was partially offset by weather insurance of $3.5 million, which was recorded in the first quarter of 2012.

Corporate

UIL Holdings retains certain costs, primarily interest expense, at the holding company, or “corporate” level, which are not allocated to the various subsidiaries.  UIL Corporate incurred net after-tax costs of $3.4 million, or $0.07 per diluted share, in the third quarter of 2012, compared to net after-tax costs of $2.3 million, or $0.05 per diluted share, in the same period of 2011.  For the first nine months of 2012, UIL Corporate incurred net after-tax costs of $9.8 million, or $0.19 per diluted share, compared to $9.4 million, or $0.19 per diluted share for the first nine months of 2011.  The increase in after-tax costs for both the quarter and first nine months was primarily due to increased interest expense on short-term borrowings.

Looking Forward

UIL reaffirms its earnings guidance estimate for 2012 of $2.00-$2.15 per diluted share on a consolidated basis.  UI distribution, CTA & other, Total Electric and Gas distribution have been revised to reflect actual year-to-date results.  The revisions include:

●	Distribution, CTA & other is $0.95-$1.05 per diluted share, compared to the previously reported estimate of $0.90-$1.00 per diluted share.
●	Total electric is revised to $1.55-$1.70 per diluted share, compared to the previously reported estimate of $1.50-$1.65 per diluted share.
●	Gas distribution is $0.65-$0.75 per diluted share, compared to the previously reported estimate of $0.70-$0.80 per diluted share.

The earnings guidance continues to assume normal weather for the remainder of 2012.  Details of the components are summarized as follows:

Category	Approximate Net Income(2)	EPS - diluted(3)

Electric distribution, CTA & other	$48 - $53	$0.95 - $1.05
Electric transmission	$28 - $33	$0.55 - $0.65

Total Electric(1)	$79 - $86	$1.55 - $1.70
Gas distribution	$33 - $38	$0.65 - $0.75
UIL Corporate	($14) - ($13)	($0.27) - ($0.25)

Total UIL(1)	$102 - $109	$2.00 - $2.15

(1) Expectations are not expected to be additive (2) Rounded to the nearest million (3) Assumes approximately 51.1 million average shares outstanding

Third Quarter 2012 Earnings Conference Call

In conjunction with this earnings release, UIL Holdings will conduct a webcast conference call with financial analysts on Tuesday, November 6, 2012, beginning at 10:00 a.m. eastern time.  UIL Holdings’ executive management will present an overview of the financial results followed by a question and answer session.  Interested parties, including analysts, investors and the media, may listen live via the internet by logging onto the Investors section of UIL’s website at http://www.uil.com. Institutional investors can access the call via Thomson Street Events (www.streetevents.com), a password-protected event management site.

Headquartered in New Haven, Connecticut, UIL Holdings Corporation (NYSE:UIL) is a diversified energy delivery company serving a total of approximately 700,000 electric and natural gas utility customers in 66 communities across two states, with combined total assets of over $4 billion.

UIL Holdings is the parent company for The United Illuminating Company (UI), Connecticut Natural Gas Corporation (CNG), The Southern Connecticut Gas Company (SCG), and The Berkshire Gas Company (Berkshire), each more than 100 years old. UI provides for the transmission and delivery of electricity and other energy related services for Connecticut’s Greater New Haven and Bridgeport areas. SCG and CNG are natural gas distribution companies that serve customers in Connecticut, while Berkshire serves natural gas customers in western Massachusetts. UIL Holdings employs more than 1,800 people in the New England region. For more information on UIL Holdings, visit http://www.uil.com.

Use of Non-GAAP Measures

UIL Holdings believes that a breakdown, presented on a net income and per share basis is useful in understanding the change in the consolidated results of operations for UIL Holdings from one reporting period to another. UIL Holdings presents such per share amounts by taking the pretax amounts determined in accordance with generally accepted accounting principles (GAAP), and applying UIL Holdings' combined effective statutory federal and state tax rate and then dividing the results by the average number of shares of UIL Holdings common stock outstanding for the periods presented. Any such amounts provided are provided for informational purposes only and are not intended to be used to calculate "Pro-forma" amounts.

UIL Holdings also believes earnings per share (EPS) information as presented in its earnings guidance is useful in understanding the earnings expectations for the business as a whole.  The amounts presented in the earnings guidance show the EPS for each of UIL Holdings’ lines of business.  EPS is calculated by dividing the 2012 net income for each line of business by the average number of shares of UIL Holdings common stock outstanding for 2012. Total consolidated EPS is a GAAP-basis presentation.

Forward-Looking Statements

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. Such forward-looking statements are based on UIL Holdings’ expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. Such risks and uncertainties include, but are not limited to, general economic conditions, legislative and regulatory changes, changes in demand for electricity, gas and other products and services, unanticipated weather conditions, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, and technological factors affecting the operations, markets, products and services of UIL Holdings’ subsidiaries, The United Illuminating Company, The Southern Connecticut Gas Company, Connecticut Natural Gas Corporation and The Berkshire Gas Company. The foregoing and other factors are discussed and should be reviewed in UIL Holdings’ most recent Annual Report on Form 10-K and other subsequent periodic filings with the Securities and Exchange Commission. Forward-looking statements included herein speak only as of the date hereof and UIL Holdings undertakes no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

The following are summaries of UIL Holdings’ unaudited consolidated financial information for the third quarter and first nine months of 2012 and 2011:

UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(In Thousands except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Operating Revenues	$323,809	$321,427	$1,065,655	$1,196,529

Operating Expenses
Operation
Purchased power	43,565	52,974	118,581	139,548
Natural gas purchased	51,570	48,714	242,328	341,594
Operation and maintenance	88,202	92,279	262,995	267,804
Transmission wholesale	26,565	25,180	59,847	59,809
Depreciation and amortization	46,279	41,628	135,886	125,676
Taxes - other than income taxes	28,502	26,399	82,924	87,806
Total Operating Expenses	284,683	287,174	902,561	1,022,237
Operating Income	39,126	34,253	163,094	174,292

Other Income and (Deductions), net	7,416	8,392	21,205	18,661

Interest Charges, net
Interest on long-term debt	21,578	21,052	64,505	65,059
Other interest, net	1,165	2,647	4,012	4,376
	22,743	23,699	68,517	69,435
Amortization of debt expense and redemption premiums	610	644	1,818	1,979
Total Interest Charges, net	23,353	24,343	70,335	71,414

Income Before Income Taxes, Equity Earnings	23,189	18,302	113,964	121,539

Income Taxes	10,835	9,629	50,924	51,347

Income Before Equity Earnings	12,354	8,673	63,040	70,192
Income from Equity Investments	3,421	3,521	11,823	8,230

Net Income	15,775	12,194	74,863	78,422
Less:
Preferred Stock Dividends of
Subsidiary, Noncontrolling Interests	26	14	65	42

Net Income attributable to UIL Holdings	$15,749	$12,180	$74,798	$78,380

Average Number of Common Shares Outstanding - Basic	50,799	50,643	50,760	50,597
Average Number of Common Shares Outstanding - Diluted	51,032	50,927	51,004	50,886

Earnings Per Share of Common Stock - Basic:	$0.31	$0.24	$1.47	$1.55

Earnings Per Share of Common Stock - Diluted:	$0.31	$0.24	$1.46	$1.54

Cash Dividends Declared per share of Common Stock	$0.432	$0.432	$1.296	$1.296

UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
For the Three and Nine Months Ended September 30, 2012 and 2011
(Thousands of Dollars)
(Unaudited)
	2012	2011	2012	2011

Net Income	$15,775	$12,194	$74,863	$78,422
Other Comprehensive Income, net	350	(1,012)	551	(866)
Comprehensive Income	16,125	11,182	75,414	77,556
Less:
Preferred Stock Dividends of
Subsidiary, Noncontrolling Interests	26	14	65	42
Comprehensive Income attributable to UIL Holdings	$16,099	$11,168	$75,349	$77,514

UIL HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	September 30,	December 31,
(thousands of dollars)	2012	2011
ASSETS
Current assets	$604,698	$667,228
Other investments	148,972	153,653
Net property, plant and equipment	2,714,441	2,570,355
Regulatory assets	898,325	983,222
Goodwill	266,205	266,797
Deferred charges and other assets	97,803	103,354
Total Assets	$4,730,444	$4,744,609

LIABILITIES AND CAPITALIZATION
Current liabilities	$515,681	$641,868
Noncurrent liabilities	601,648	650,555
Deferred income taxes	447,683	388,553
Regulatory liabilities	431,973	420,175
Total Liabilities	1,996,985	2,101,151

Long-term debt, net of unamortized discount and premium	1,623,477	1,548,347
Preferred stock of subsidiary	750	750
Net common stock equity	1,109,232	1,094,361
Total Capitalization	2,733,459	2,643,458

Total Liabilities and Capitalization	$4,730,444	$4,744,609